SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM N-8A
           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940



Name:    Runkel Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                903 Chevy Street,
                            Belmont, California 94002

Telephone Number (including area code):   (650) 591-3042

Name and Address of Agent for Service of Process:

                           THOMAS J. RUNKEL, PRESIDENT
                                903 Chevy Street,
                            Belmont, California 94002
                            Telephone: (650) 591-3042

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Belmont and the State of California on the 2 day of April, 2002.

                               RUNKEL FUNDS, INC.


                                            By:      /s/ Thomas J. Runkel
                                               ---------------------------------
                                                  President
Attest:

/s/ Thomas J. Runkel
---------------------------
Treasurer